Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 13, 2023

Board of Directors

Citizens Financial Services, Inc.

15 South Main Street

Mansfield, Pennsylvania 16933

To the addressee(s) referred to above:

We are acting as counsel to Citizens Financial Services, Inc., a Pennsylvania corporation (the “Company”), in connection with (a) its registration statement on Form S-4 (File No. 333-268840), as amended (the “Original Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and (b) its related registration statement on Form S-4 filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Act (the “462(b) Registration Statement,” and together with the Original Registration Statement, the “Registration Statement”). This opinion letter is furnished in connection with the Company’s filing of the 462(b) Registration Statement relating to the proposed offering of up to an additional 6,619 shares of the common stock, par value $1.00 per share, of the Company (the “Shares”) (which number gives effect to the one percent (1%) stock dividend declared by the Company’s Board of Directors on May 30, 2023), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of October 18, 2022 (the “Merger Agreement”), by and among the Company, First Citizens Community Bank (“FCCB”), the Company’s subsidiary and a Pennsylvania-chartered bank, CZFS Acquisition Company, LLC, FCCB’s direct shareholder, HV Bancorp, Inc. (“HVBC”) and Huntingdon Valley Bank, HVBC’s subsidiary and a Pennsylvania-chartered savings bank. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the 462(b) Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Citizens Financial Services, Inc.	- 2 -	June 13, 2023

This opinion letter is based as to matters of law solely on the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the 462(b) Registration Statement and (ii) issuance of the Shares in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the 462(b) Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the 462(b) Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Original Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP